Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 21, 2011 with respect to the balance sheet of TripAdvisor, Inc. included in Amendment No.1 to the Registration Statement (Form S-4 No. 333-175828) and related proxy statement/prospectus of Expedia, Inc. and TripAdvisor, Inc.

/s/ Ernst & Young LLP

Seattle, Washington

September 21, 2011